Exhibit 4.54
Nuritkum Square Office Lease Agreement
Lessor: Korea SW Industry Promotion Agency
Lessee: Gravity Co., Ltd.

Lease Agreement (General Conditions)
This Lease Agreement is made and entered into this 30th day of November, 2007, by and between Korea SW Industry Promotion Agency, with its address at 79-2, Garakbon-dong, Songpa-gu, Seoul, Korea(hereinafter referred to as “Lessor”), and Gravity Co., Ltd., with its address at 14 Fl., Meritz Tower, 825-2, Yeoksam-dong, Gangnam-gu, Seoul, Korea(hereinafter referred to as “Lessee”) with respect to the leasing of the premises in Nuriggum Square Building(hereinafter referred to as “premises”).
NOW, THEREFORE, for and in full consideration of the purpose and contents of this agreement, the parties hereto agree as follows;
Article 1 Description of Premises
(1)	The Lessor leases the premises below to the Lessee and the Lessee leases the premises below from the Lessor;
Description of Premises
Nuriggum Square (Business and R&D) Center, C5 Lot, DMC Land, Sangam-dong, Mapo-gu, Seoul Metropolitan City (Area indicated on the attached Ground Plan)

Office:	15th floor above the ground for Business Center	2,858.30m [2]	(incl. Public Area)
	14th floor above the ground for R&D Center	2,591.98m [2]	(incl. Public Area)
	15th floor above the ground for R&D Center	4,820.26m [2]	(incl. Public Area)
	Total	10,270.54m [2]	(incl. Public Area)

Warehouse:	15th floor above the ground for Business Center	11.52m [2]	(incl. Public Area)
	14th floor above the ground for R&D Center	11.92m [2]	(incl. Public Area)
	15th floor above the ground for R&D Center	21.15m [2]	(incl. Public Area)
	Total	44.59m [2]	(incl. Public Area)
(2)	The Lessee shall not have any other right than the right to use the premises pursuant to provisions of this Agreement.

(3)	The Lessee leases from the Lessor the premises described in the foregoing paragraph for the purpose of making use of the premises as the Lessee’s office and shall not be allowed to make use of the premises for other purposes without the written consent of the Lessor.
Article 2 Term
(1)	This agreement shall be valid and in force from January 1st, 2008 to December 31st, 2012. This agreement will go into effect from the beginning of interior work.

(2)	In the event that Lessee still does not begin to use the premises even after 30 days from the effective date of this agreement or the Lessee fails to pay to Lessor the security deposit until the due date stated in Article 4.1, the Lessor may terminate this agreement one-sidedly.
Article 3 Renewal of Agreement
(1)	In the event that the Lessee notify the Lessor of the intention to renew this agreement during the period from one(1) to six(6) months prior to the expiration of this agreement, the Lessor shall not refuse the Lessee’s request without any reasonable cause. However, in the event that the Lessee falls under any of the following subparagraphs, the Lessor allows the exception:
1.	The Lessee consecutively defaults in the payment of rent three(3) times;

2.	The Lessee leases the premises by any deceit or other unjustifiable means;

3.	The Lessor offers the Lessee a considerable compensation by mutual consent;

4.	The Lessee subleases all or any part of the said premises without the consent of the Lessor;

5.	The Lessee destroys or damages all or any part of the said premises by intention or material negligence;

6.	The purpose of lease is not fulfilled due to destruction of all or any part of the said premises;

7.	The Lessor wants to recover the possession of the said premises for demolition or reconstruction of any or almost all of the said premises; or

8.	The Lessee significantly breaches the Lessee’s obligations or the Lessee is unable to maintain this agreement due to any serious reason.
(2)	The Lessee may exercise his/her right to renew this agreement only within total term of lease not exceeding five(5) years including the initial term of lease.

(3)	The renewed lease shall be deemed to be offered again on the same terms and conditions of the last lease.

(4)	In the event that the Lessor fails to notify the Lessee of a refusal to renew this agreement or fails to notify the Lessee of the intention to change the terms and conditions of this agreement within the period stated in the foregoing (1), the said lease shall be deemed to be offered again on the same terms and conditions as before at the time of such expiration. If the term of lease is not stipulated with regard to this, the term of the renewal lease shall be automatically extended for another one (1) year upon the expiration of the agreement.
(5)	The Lessee may, at any time, give the notice of termination the Lessor in accordance with the foregoing (4). The termination of this agreement shall come into three (3) months after the Lessor’s receipt of the notice.
Article 4 Security Deposit
(1)	The Lessee shall determine the security deposit for the premises described above as follows and deposit the security deposit KRW1, 171,283,000 without any interest during the period of lease:

Classification	Amount(~~W~~)	Percentage (%)	Remarks
Down Payment	~~W~~117,128,300-	10%	Upon the conclusion of agreement
Intermediate Payment	~~W~~468,513,200-	40%	Upon the beginning of interior work
Balance	~~W~~585,641,500-	50%	The day before occupation
Total	~~W~~1,171,283,000-	100%
(2)	In the event this agreement is terminated in accordance with Article 2.2, 10% of the total security deposit stated above shall be reverted to the Lessor as damages for breach of this agreement. In this case, the Lessor shall deduct the above amount from the total amount paid by the Lessee and immediately refund to the Lessee the balance without interest.

(3)	The Lessee shall not assign the claim for refund of security deposit or offer it to any third party to establish the right of pledge or offer it as security.
Article 5 Rent
(1)	The rent shall be paid by calculating from the date when the Lessee actually moves into the premises regardless of the effective date of this agreement stated in Article 2.1. (2) The Lessee shall pay the monthly rent of KRW95, 910,410(excluding VAT) in cash through the bank designated by the Lessor on the 15th day of each month (if the 15th day falls on holidays, on the next business day). The Lessee also shall separately pay the monthly warehouse fee of KRW231,330(excluding VAT) in cash through the bank designated by the Lessor on the 15th day of each month(if the 15th day falls on holidays, on the next business day).

(3)	In the event the term of lease does commence on the first day of a month or does not terminate on the last day of the month, the rent for the month when the said term of lease commences or terminates, shall be calculated on a daily basis.

     Rent on a daily basis = (Monthly rent ÷ Days of the said month) x Days of use
(4)	In the event that the Lessee are unable to use the premises until 28th of February, 2008 due to any reason attributable to the Lessor, the Lessee shall pay the rent by reckoning from the date of actual use.
Article 6 Maintenance Charge
(1)	The Lessee shall pay the monthly maintenance charge of KRW56,549,590(excluding VAT) in cash through the bank designated by the Lessor on the 15th day of each month(if the 15th day falls on holidays, on the next business day).

(2)	Article 5.1, 5.2 and 5.4 shall apply to the method of the payment of maintenance charge.

(3)	In addition to the monthly rent stated in the foregoing paragraph (1), if the Lessee uses other services, including but not limited to, signboard installed by the Lessee, power for computer room, thermo-hygrostat, overtime power, air conditioner and other services designated and offered separately by the Lesser, they shall be classified as additional maintenance charge and the Lessee shall pay the additional maintenance charge by adding the additional maintenance charge to the next month’s maintenance charge.
Article 7 Adjustment of Security Deposit, Rent and Maintenance Charge
(1)	The security deposit and rent may be adjusted annually from the time when two (2) years pass from the effective date of this agreement. If the terms and conditions of the increase are set forth in special conditions, the special conditions shall apply to this. The maintenance charge shall be adjusted annually (when one (1) year expires beginning from the effective date of this agreement). Adjustment shall be based on the consumer price index announced by the Korea National Statistics Office (vv.nso.go.kr). However, in the event that the security deposit and rent receives any discount, the increase shall be based on the amount before the discount is applied and the amount converted into rent with conversation rate of 12%. (In the event that future adjustment is inevitable, the conversion rate shall be adjusted by mutual consent.)

Amount converted into rent = (Monthly rent ÷ Conversation rate(12%) x 12 months) +
Security deposit
Security deposit = Monthly rent x 11 months
(2)	The consumer price index shall apply the change rate compared to the year-on-year against the consumer price index 2 months before the anniversary of the lease agreement.
(3)	Regardless of the foregoing paragraph (1), if any of the following events occurs, the Lessor may adjust the security deposit, rent and maintenance charge by giving a month prior notice to the Lessee:
1.	There is any increase in taxes or utility bills for the premises or any change in commodity prices or other economic circumstance;

2.	There is any increase in expenses required for normal maintenance of the premises(electricity charges, water charges, air conditioning, cleaning charges, labor costs and other maintenance charges for building); or

3.	There is any price increase or any change in economic situation.
(4)	The Lessee shall pay to the Lessor the adjusted amount within the due date of the rent falling on the anniversary dat.
Article 8 Late Charges
(1)	In the event that the Lessee fails to pay the security deposit, rent, maintenance charge or other expenses payable to the Lessee in connection with this agreement within the due date, the Lessee shall pay to the Lessor an overdue charge at an annual interest rate of 18% of overdue amount calculated from the date of delay to the date of payment, together with the amount that would be due.

(2)	In the event that this agreement is terminated, the Lessor may deduct from the security deposit, all the expenses, including but not limited to, rent, maintenance charge and the late charge.
Article 9 Insurance
(1)	In the event that the insurance premium is increased due to the Lessee’s act or facilities, the Lessee shall pay to the Lessor the increased amount.

(2)	The Lessee shall sign up for movables comprehensive insurance to insure facilities, fixtures and supplies owned by the Lessee against disaster to prevent any discrepancy in interests, including protection of and liability for properties, occurring in connection with other Lessor or Lessee out of this agreement.

(3)	The Lessor shall insure the relevant premises against fire at his/her own expenses and The Lessee shall insure the Lessee’s movables against fire and put under the Lessee’s management.

(4)	In the event that the Lessee suffers any damages or losses resulting from breaching the foregoing paragraph (2), the Lessor shall not be liable for the damages of losses.
Article 10 Taxes and Utility Bills

(1)	The Lessee shall pay to the Lessor the value added taxes levied on variety of user fees including the rent and maintenance charge.

(2)	As for all the expenses, taxes and bills levied on operational facilities newly installed or attached by the necessity of the Lessee, the Lessee shall be liable for the payment regardless of name.
Article 11 Construction and New Installation of Facilities inside the Premises
(1)	In the event any act of the Lessee falls under each of the following paragraphs, the Lessee shall have the prior written assent of the Lessor. When the Lessee any of the following acts, the Lessee shall pay the expenses. However, with regard to this, the Lessor may exercise the right to direct and supervise the construction work to ensure that the unity and stability are guaranteed in terms of building management:
1.	New installation of or change in interior decoration, construction, partition, windows and doors;

2.	New installation or movement of lights or power, new installation, extension, movement and change of telephones, supply and drainage of water, and other facilities;

3.	Entrance and fixation of safe and other heavy weight equipment; or

4.	Installation and attachment of signboard or advertisement.
(2)	The Lessee shall not charge the Lessor for all the expenses such as beneficial expense, nützliche Verwendung, necessary expenses and premium on the ground that the Lessee has his/her share in the expenses for the premises. When the Lessee vacates the premises, he/she shall restore to the original at the Lessee’s expenses without fail.

(3)	In the event that the Lessee fails to perform his/her obligations stated in the foregoing paragraph or the premises are not restored to the extent acceptable to the Lessor, the Lessor may deduct the expenses required for remedy from the security deposit.

(4)	In the event that the Lessee carries out the construction work stated in the foregoing paragraph (1), the Lessee shall carry out all the works by entering into separate contract by mutual consent between the Lessee and manager in accordance with the terms of building maintenance stated in Article 30.
Article 12 Repairing Expenses
(1)	The Lessor shall pay for the repairing expenses for wall, ceiling and floor that had been naturally worn or discolored provided that the Lessee pays for the repairing expenses incurred by the Lessee’s negligence or necessity.

(2)	In the event the Lessee finds out any place required for repair, the Lessee shall immediately notify the Lessor of the finding. In the event that the Lessee carries out the said repairs, the

Lessee shall also consult with the Lessor prior to repair.
(3)	In the event that any damage or loss resulting from neglecting the Lessee’s notification obligations stated in the foregoing paragraph (2) occurs, the Lessee shall be liable for the damage or loss.
Article 13 Due Diligence and Liability
(1)	The Lessor shall offer the Lessee every convenience in connection with the use of rented premises and the Lessee shall have the duty of care as a bona fide caretaker.

(2)	In the event that the Lessee or his/her employee or customer damages or destroys the premises or facilities owned by the Lessor either by intent or negligence, the Lessee shall immediately notify the Lessor of the event in writing and shall compensate the Lessor for loss at a reasonable market price at the time of compensation calculated by mutual consent between the Lessor and the Lessee. However, the loss that was not notified to the Lessor shall be deemed to the loss caused by the Lessee.
Article 14 Prohibition on Transfer of Right and Sub-lease
(1)	The Lessee shall not transfer the rights or obligations under this agreement or sublease all or any part of the premises to any third party without the consent of the Lessor.

(2)	In the event that the Lessee violates the obligations stated in the foregoing paragraph, the Lessor may terminate this agreement one-sidedly.
Article 15 Restrictions on the Use of the Premises
(1)	The Lessee shall not allow any third party to use the rented premises, or to place any third party’s name inside the premises, or install telephone, fax or telex under any third party’s name without the prior written consent of the Lessor.

(2)	The Lessee shall not take up his/her abode in the premises regardless of any pretext whatsoever provided that the Lessee may designate a night watchman on a swift basis by the prior written consent of the Lessor.

(3)	The Lessor shall make it a rule to suspend the use of the building and the operation of all facilities on legal holidays and Sundays. When it is necessary for the management and the safety supervision including repair and check, the Lessor may restrict either the use of the building or the operation of facilities even on weekdays by giving the prior notice to the Lessee.

(4)	In the event the Lessor operate facilities at the Lessee’s request during the suspension of use stated in the foregoing paragraph (3), the Lessee shall pay the additional maintenance charge calculated by the Lessor. In the event that the Lessee wants to receive the additional operation or services, the Lessee shall apply for such operation or services and get the approval from the

Lessor.
Article 16 Protection of Property
(1)	The Lessor may deploy guards to safeguard lobbies, corridors and other public facilities in the building.

(2)	The Lessee has the sole responsibility to safeguard his/her property. If the Lessee fails to prove that any damage or loss is attributable to the Lessor, the Lessor shall not be liable for such damage or loss at all.
Article 17 Obligations of the Lessee
(1)	In the event that the Lessee is incapable of carrying out business for more than three(3) months due to cancellation or suspension of business permit or approval resulting from the Lessee’s or his/her employee’s violation of conditions of the authorities concerned, the Lessor may terminate this agreement.

(2)	The Lessee shall comply with all applicable laws, administrative instructions of the authorities concerned and management rules set forth by the Lessor in carrying out commercial activities.

(3)	The Lessor shall have the right to enter the premises for the purpose of confirming and supervising if the Lessee comply with the rules and regulations stated in the foregoing paragraph in carrying out his/her business.

(4)	The Lessee shall, to the maximum extent possible, perform his/her duties to take measures for sanitation and fire prevention.
Article 18 Prohibited Acts of the Lessee
In the premises and its attached facilities, the Lessee and his/her employees shall not:
1.	install, place or leave signs or advertisements that will annoy the public or obstruct corridors or other public facilities;

2.	bring in or keep on the premises or other places any items of a flammable, explosive or dangerous character or other materials that may be harmful and give an unpleasant feeling to the human body or be in danger of destroying the promises;

3.	bring in and use any air conditioner other than the one that was supplied or approved by the Lessor;

4.	make noise, use musical instrument, or keep animals except fishbowl, or commit indiscreet acts giving unpleasant feeling or hatred to other Lessees;

5.	destroy or damage structure, equipment or facilities furnished by the Lessor or change structures, advertisements or signs without the written consent of the Lessor; or

6.	manufacture, promote or sell materials contrary to the law.
Article 19 Change in the Premises and the Right to Entry
(1)	In the event that the maintenance of the premises is required, the Lessor may move or change the place of a heap of merchandises in the premises through consultation with the Lessee.

(2)	In the event that it is necessary for the Lessor to check the status of preservation, the Lessor shall, at any time, have the right to enter the premises for the purpose of inspecting, repairing and taking measures for sanitation, fire prevention, crime prevention or relief for general management and security business by giving prior notice to the Lessee and the Lessee shall not obstruct the Lessor’s entry to the premises without any reasonable cause. However, a matter of emergency shall be an exception.
Article 20 Immunity
(1)	The Lessor shall, internally or externally, not be liable for the damages or losses that the Lessee or any third party suffered as a result of earthquake, storm, flood, war, riot, force majeure or other reasons that are not attributable to the Lessor.

(2)	In the event that the deficiency of services or disruption in public use occurs when the Lessee repair, remodel or rebuild the premises, the Lessor shall not be liable for it.
Article 21 Change in the Lessor
Even in the event that there is any change in title to, name, manager or operator of the premises pursuant to Article 1, the lease agreement shall be valid and in force and a new Lessor or new operator shall fully comply with all the provisions of this agreement. The Lessor shall also notify the Lessee of these contents.
Article 22 Change in the Lessee
In the event that there is any important change in address, trade name, representative, or business purposes on the commercial registration or business proprietor registration, the Lessee shall notify the Lessor of such change in writing and all the responsibilities for the delay in such notification shall be attributable to the Lessee.
Article 23 The Lessor’s Right to Dispose of Goods

(1)	The Lessee shall not be exempt from the responsibility of the performance of duties during the lease agreement on the ground that the Lessee or his/her legal mandatory or enforcement officer is absent. In the event that the agreement is expired during the Lessee’s absence, the Lessor may recover the possessory right to the premises without trial procedures. In this case, the Lessor may move and store the Lessee’s property in a proper warehouse. In the event that the Lessee fails to settle the amount in arrears after one (1) month from the expiration of the agreement, it is deemed that the Lessor established a right to pledge on the Lessee’s property and, thereafter, the Lessor may sell the said property in accordance with legal auction procedures.
(2)	With regard to sale pursuant to the auction described in the foregoing paragraph, the Lessor shall have the right to recover the amount in arrears such as expenses for transportation and storage first of all.
Article 24 Liability
(1)	In the event that the Lessee or his/her employees or customers infringes, by intent or negligence, any damage or loss to the Lessee’s or any third party’s property or body, the Lessee shall immediately notify the Lessor of the incident in writing and be liable for such damage or loss.

(2)	The amount of damages shall, principally, be calculated through consultation between the Lessee and the sufferer. In the event that amicable agreement is not reached between two parties, the amount of damages shall be adjusted according to the market price at the time of liability.
Article 25 Lessor’s Right to Terminate the Agreement
(1)	In the event that the Lessee falls under any of the following subparagraphs, the Lessor may terminate this agreement and ask the Lessee to quit the premises even before the expiration of the lease agreement with a written notice:
1.	The Lessee consecutively defaults in the payment of monthly maintenance and other expenses more than two(2) months from the due date;

2.	The Lessee enters into attachment, provisional attachment, or provisional disposition, or files for auction or bankruptcy, or is unable to continue this agreement the property, credit or marketing;

3.	The Lessor’s honor or credit is damaged as a result of the Lessee’s action; or

4.	The Lessee breaches the provisions of this agreement or other matters agreed upon between the Lessor and Lessee with regard to this agreement.
(2)	In case of any of the above subparagraphs, the Lessor may terminate this agreement and take necessary legal proceedings so that the premises may be delivered.
Article 26 Termination of the Agreement during the Agreement Term
(1)	In the event that either the Lessor or Lessee, for certain reasons, intends to terminate the agreement during the lease agreement or in the middle of the extended period in accordance with Article 2, either party may terminate this agreement by giving 3 months’ prior written notice to the other party and, in this case, pay separately to the other party liquidated damages equivalent to one (1) months of rent.

(2)	The termination of the lease agreement shall not be applied to part of the premises for the Lessee’s certain reason.
Article 27 Surrender of the Premises and Restoration
(1)	Upon the expiration of the term hereof, the Lessee shall evacuate all his/her belongings and properties, return keys and properties owned by the Lessor to the Lessor, and deliver the entire premises to the Lessor.

(2)	Any equipment, partitions or other changed facilities which the Lessee installs in the premises shall be dismantled and restored to the original state at the time of the conclusion of the agreement at the Lessee’s own expenses until the expiration of the agreement. However, the Lessor, instead of the Lessee, may carry out the said work at the Lessee’s own expenses and at the request of the Lessee.

(3)	In the event that the Lessee fails to evacuate the Lessee’s belongings and properties or fails to restore the premises to the original state or fails to deliver it to the Lessor owing to any reason attributable to the Lessee, the Lessee shall pay to the Lessor liquidated damages equivalent to the maintenance charge until the date when the actual delivery or restoration is performed reckoning from the date of expiry of this agreement provided that the above period shall not exceed 30 days from the date of expiry of the agreement.
Article 28 Refund of Security Deposit
(1)	In the event that this agreement is terminated due to expiration or rescission of the lease agreement or other reasons, the Lessor shall refund the security deposit to the Lessee within ten(10) days after the delivery of the premises. However, in the event that there are charges or debt outstanding, the Lessor deduct from the security deposit, all the charges and debt which the Lessee is liable to pay to the Lessor, and refund the balance to the Lessor.
(2)	In the event that the Lessor fails to refund to the Lessee the security deposit within 10 days owing to a reason attributable to the Lessor, the Lessor shall pay the security deposit plus arrears applying an annual interest of 18 % until the date of refund from the day overdue.
Article 29 Building Manager
(1)	The Lessor may designate any third party who is a specialized caretaker company as a building manager for the purpose of properly managing the premises.

(2)	The building manager described in the foregoing paragraph shall act as a managing agent for the Lessor and have the same rights and obligations as those of the Lessor.
Article 30 Building Maintenance Rule
(1)	The Lessor or managing agent may draw up, enforce, amend or abolish “Building Management Rule (rules related to such facilities as parking and elevator)” and “Occupancy Guideline” and the Lessee shall abide by the management rule and guideline for the purpose of facilitating the maintenance of the premises and the Lessee’s business.

(2)	Any change in the maintenance rule or guideline to be drawn up and enforced by the Lessor shall become enforceable by the parties with a month’s prior notice.
Article 31 Registration
Matters related to the lease hereunder may be indicated in the registration.
Article 32 Sale of Premises and The Lessor’s Obligations
In the event that the Lessor, for certain reason, sells the premises to any other person, the Lessor shall have his/her obligation to ensure that the purchaser succeeds to the Lessor’s status as stated in the terms and conditions of this agreement.
Article 33 Compromise before Filing Lawsuit
The Lessor and Lessee may draw up the Compromise Statement before Filing Suit after the execution of this agreement according to a separate form. The parties shall jointly share the expenses required for this.
Article 34 Governing Law and Interpretation
Matters not stipulated in this agreement shall be decided upon by mutual consent between the Lessor and the Lessee. Any matter for which an agreement is not reached between the parties that shall be governed and interpreted by the Laws of Korea and the general practices of the lease.
Article 35 Jurisdiction
Any lawsuits which are filed in connection with this agreement may be brought in the courts sitting in the Lessor’s address.
IN WITNESS WHEREOF, the parties hereto sign their names and affix seal, executed this agreement in duplicate and each retaining one.
November 30, 2007
Lessor
Address: KIPA Bldg., 79-2, Garakbon-dong, Songpa-gu, Seoul
Name of Company: Korea SW Industry Promotion Agency
Representative: You, Young Min (seal)
Lessee:
Address: 14 Fl., Meritz Tower, 825-2, Yeoksam-dong, Gangnam-gu, Seoul
Name of Company: Gravity Co., Ltd.
Representative: Ryu, Il Young (seal)

Lease Agreement (Special Conditions)
Article 1 Creation of Security on Security Deposit
Upon completion of the preservative registration of building ownership against the refundable debt for the security deposit, the Lessor shall create a collateral security on the said premises and the Lessee shall pay the expenses.
Article 2 Fee Parking
(1)	The number of cars subject to free parking are 62 cars and addition shall not be allowed.

(2)	The number of cars subject to paid parking are 44 cars. However, the number of additional cars subject to paid parking may be adjusted through mutual consultation according to the Lessor’s operational condition.

(3)	Matters related to parking shall comply with the regulations for parking control.
Article 3 Supplement to Agreement
Matters related to the use of the premises and subsidiary facilities shall be supplemented to this agreement after the Building Maintenance Rule is drawn to because the Building Maintenance Rule is not drawn up yet.
Article 4 Free Lease
(1)	This agreement offers the Lessee six (6) months of free lease (excluding maintenance charge, rent for warehouse).

(2)	with regard to the method of applying free lease, the Lessor shall discount one (1) month from the occupation month of the first occupation year and one another month from December. From the next year, one (1) month from December shall be discounted. In the event that there is remaining discount, it shall be applied by discounting in reverse order from the month when the agreement expires.

(3)	The rent and maintenance charge incurred during the period of interior work. In the event the interior work is completed and the Lessee moves in the premises, the rent and maintenance charge shall be paid beginning from the date of actual occupation.

Article 5 Submission of Movement Plan and Compensation for Arrearage
(1)	Upon confirmation of movement schedule, the Lessee shall set the final date to occupy the premises through consultation with the Lessor. The movement plan including the period of interior work shall be submitted 15 days prior to the initiation of interior work and the occupation shall be completed no later than February 28, 2008.

(2)	Even in the event that the Lessor fails to occupy the premises within the period described in the foregoing paragraph for any reason attributable to the Lessee, the Lessee shall pay the total amount of security deposit until the due date stated in the foregoing paragraph and the monthly rent and the maintenance charge shall be levied on the Lessee.

(3)	In the event that the Lessee fails to pay the security deposit, the Lessee shall pay arrears in cash in accordance with Article 8.(1) (Late Charge) of “the Lease Agreement (General Conditions).”

(4)	The Lessor and the Lessee shall set signatures and seals, and keep it together with the agreement
Article 6 Adjustment of Rent
(1)	10% discount shall be applied to the rent for two (2) years from the effective date of the agreement

(2)	The increase rate of the monthly rent and monthly maintenance charge shall be maximum 6% from the pre-increase amount.
Article 7 Penalty Resulting From Early Termination
(1)	In the event that the agreement is terminated during the term of agreement at the Lessee’s request, the Lessee shall pay to the Lessor the liquidated damages in accordance with Article 26.(1)(Termination of the Agreement During the Agreement Term) of “the Lease Agreement(General Conditions).”

(2)	In the event that the Lessee terminates the agreement within two (2) years from the date of occupation for the Lessee’s reason, the Lessee shall pay to the Lessor the discounted amount of the rent already applied during the term of lease in accordance with Article 4 and 6 of the lease agreement (Special Conditions) in addition to the liquidated damages stated in the foregoing paragraph.
Article 8 Miscellaneous

(1)	The Lessor may ask the Lessee for change in the leased area in accordance with minor change in public area at the time of building completion. If there is no conspicuous difference, the Lessee shall accept the change by amending the terms of the agreement.

(2)	The Lessor notified the Lessee of the fact that aircrafts frequently fly over DMC area and the Lessee acknowledges it and shall not file a complaint against the Lessor in connection with the aircraft noise.
Article 9 Sublease
(1)	The Lessee may sublease any part of the premises only to its subsidiary (it means the company which the Lessee holds more than 50% of its share) that corresponds with the subject of inducement for the premises

(2)	In the event that the Lessee enters into the Sublease Agreement with its subsidiary, the Lessee shall acquire the prior consent of the Lessor and, when the subsidiary move in the premises, the Lessee shall notify the Lessor of the movement.